Exhibit 99

Sypris Reports Third Quarter Results

Revenue and Operating Results Increase on Industrial Group Performance

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 4, 2014--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its third quarter ended September 28, 2014.

HIGHLIGHTS

For the Third Quarter:

  Consolidated revenue increased 18% to $90.2 million from the third quarter of 2013.
  Gross profit increased 13% to $8.2 million from the third quarter of 2013.
  Earnings improved to a loss of $0.06 per share, compared to a loss of $0.10 per share for the prior year period.
  Revenue, gross profit and gross margin for the Industrial Group increased 24%, 25% and 20 basis points, respectively, from the third quarter of 2013.
  Subsequent to quarter end, the Company entered into a nonbinding letter of intent for the purchase of a company to be merged with our Industrial Group. Revenue for this business is expected to approximate $40 million in 2014. The closing is scheduled to occur during the first quarter of 2015, subject to the satisfactory completion of due diligence, among other conditions.

For the Nine Months:

  Consolidated revenue increased 13% to $267.6 million from the first nine months of 2013.
  Gross profit increased 25% to $29.6 million from the first nine months of 2013.
  Gross margin expanded 110 basis points from the prior year to 11.1%.
  Earnings improved to $0.04 per diluted share, compared to a loss of $0.52 per share for the prior year period.
  Revenue, gross profit and gross margin for the Industrial Group increased 14%, 31% and 160 basis points, respectively, from the first nine months of 2013.

The Company reported revenue of $90.2 million for the third quarter compared to $76.3 million for the third quarter of 2013. Additionally, the Company reported a net loss of $1.2 million, or $0.06 per share, as compared to a net loss of $2.0 million, or $0.10 per share, for the prior year comparable period.

For the nine months ended September 28, 2014, the Company reported revenue of $267.6 million compared to $236.9 million for the first nine months of 2013. The Company reported net income for the nine months ended September 28, 2014 of $0.9 million, or $0.04 per diluted share, as compared to a net loss of $9.9 million, or $0.52 per share, for the prior year comparable period. The results for the first nine months of 2013 included a $6.9 million non-cash impairment of goodwill.

“Our Industrial Group continues to respond well to the rebound in demand from our commercial vehicle customers,” said Jeffrey T. Gill, president and chief executive officer. “Revenue for this segment during the third quarter increased 24% year-over year, primarily reflecting increased customer demand across all markets. The revenue growth combined with our team’s operational performance resulted in quarterly gross margin of over 11% of revenue.”

“Our Aerospace and Defense business continued its efforts to diversify its portfolio of products and services in response to the challenges posed by the U.S. defense industry. Our team continues to make progress on the development of a Cyber Security Laboratory with our partner, NEC Asia Pacific, for the Singapore Government. While we have not recognized revenue under this program, it represents one of the steps toward the achievement of our diversification objectives,” Mr. Gill continued.

The Industrial Group

Revenue for our Industrial Group was $82.6 million in the third quarter, an increase of $15.9 million, or 24%, from $66.7 million for the comparable prior year quarter, driven primarily by increased customer demand. Gross profit for the third quarter increased 25% to $9.3 million, or 11.3% of revenue, compared to $7.4 million, or 11.1% of revenue for the third quarter of 2013.

The Electronics Group

Revenue for our Electronics Group was $7.6 million in the third quarter, a decrease of $2.0 million from $9.6 million for the comparable prior year quarter, primarily due to lower volumes of our data systems branded products as compared to the prior year. Gross profit for the third quarter was a loss of $1.1 million as compared to a loss of $0.2 million for the same period in 2013.

Outlook

Mr. Gill added, “We will continue to concentrate on the daily execution within both of our businesses. Within our Industrial Group, we will strive to improve efficiencies, reduce production cycle time and increase capacity while meeting rising customer demand as the commercial vehicle market upturn continues in 2014. Our Electronics Group will continue to face near-term revenue challenges until such time as new programs, products and cyber related services achieve sufficient traction to offset the ongoing defense spending uncertainty.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors, including the risk of potentially adverse outcomes in ongoing contract renewal disputes and negotiations with Dana Holding Corporation and Meritor Inc.; our failure to develop and implement plans to mitigate the impact of any loss of or reduction in the Dana supply relationship or to adequately diversify our revenue sources on a timely basis; our ability to successfully develop, launch or sustain new products and programs; dependence on, retention or recruitment of key employees especially in challenging markets; inventory valuation risks including excessive or obsolescent valuations; potential impairments, non-recoverability or write-offs of assets or deferred costs; our inability to successfully complete definitive agreements for our targeted acquisitions due to negative due diligence findings or other factors; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers; declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; the costs of compliance with our auditing, regulatory or contractual obligations; the costs and supply of, or access to, debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, or compliance with covenants; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties. There can be no assurance that our expectations, projections or views expressed in any forward-looking statements will come to pass, and undue reliance should not be placed on these forward-looking statements. We undertake no obligation to update these statements, except as required by law.

SYPRIS SOLUTIONS, INC. Financial Highlights (In thousands, except per share amounts)

	Three Months Ended
	September 28, 2014	September 29, 2013
	(Unaudited)
Revenue	$90,204	$76,278
Net loss	$(1,159)	$(1,995)
Loss per common share:
Basic	$(0.06)	$(0.10)
Diluted	$(0.06)	$(0.10)
Weighted average shares outstanding:
Basic	19,612	19,373
Diluted	19,612	19,373

	Nine Months Ended
	September 28, 2014	September 29, 2013
	(Unaudited)
Revenue	$267,561	$236,855
Net income (loss)	$863	$(9,948)
Income (loss) per common share:
Basic	$0.04	$(0.52)
Diluted	$0.04	$(0.52)
Weighted average shares outstanding:
Basic	19,564	19,303
Diluted	19,607	19,303

Sypris Solutions, Inc. Consolidated Statements of Operations (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$82,555	$66,650	$242,104	$212,231
Electronics Group	7,649	9,628	25,457	24,624
Total net revenue	90,204	76,278	267,561	236,855
Cost of sales:
Industrial Group	73,256	59,233	210,268	187,846
Electronics Group	8,739	9,784	27,693	25,336
Total cost of sales	81,995	69,017	237,961	213,182
Gross profit (loss):
Industrial Group	9,299	7,417	31,836	24,385
Electronics Group	(1,090)	(156)	(2,236)	(712)
Total gross profit	8,209	7,261	29,600	23,673
Selling, general and administrative	8,273	7,689	25,406	22,445
Research and development	116	547	277	2,843
Amortization of intangible assets	-	-	-	30
Impairment of goodwill	-	-	-	6,900
Operating (loss) income	(180)	(975)	3,917	(8,545)
Interest expense, net	179	124	466	390
Other expense (income), net	(397)	38	(850)	(1,416)
Income (loss) before taxes	38	(1,137)	4,301	(7,519)
Income tax expense, net	1,197	858	3,438	2,429
Net (loss) income	$(1,159)	$(1,995)	$863	$(9,948)
(Loss) income per common share
Basic	$(0.06)	$(0.10)	$0.04	$(0.52)
Diluted	$(0.06)	$(0.10)	$0.04	$(0.52)
Dividends declared per common share	$0.02	$0.02	$0.06	$0.06
Weighted average shares outstanding:
Basic	19,612	19,373	19,564	19,303
Diluted	19,612	19,373	19,607	19,303

Sypris Solutions, Inc. Consolidated Balance Sheets (in thousands, except for share data)

	September 28, 2014	December 31, 2013
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$19,261	$18,674
Accounts receivable, net	61,597	38,533
Inventory, net	35,490	34,422
Other current assets	6,515	5,403
Total current assets	122,863	97,032
Property, plant and equipment, net	40,708	44,683
Other assets	4,266	4,568
Total assets	$167,837	$146,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$59,686	$36,684
Accrued liabilities	23,007	23,806
Total current liabilities	82,693	60,490
Long-term debt	25,000	24,000
Other liabilities	4,342	5,541
Total liabilities	112,035	90,031
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,591,541 shares issued and 20,521,849 outstanding in 2014 and 20,448,007 shares issued and 20,399,649 outstanding in 2013	206	204
Additional paid-in capital	151,029	150,569
Retained deficit	(77,140)	(76,786)
Accumulated other comprehensive loss	(18,292)	(17,734)
Treasury stock, 69,692 and 48,358 shares in 2014 and 2013, respectively	(1)	(1)
Total stockholders’ equity	55,802	56,252
Total liabilities and stockholders’ equity	$167,837	$146,283

Note: The balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc. Consolidated Cash Flow Statements (in thousands)

	Nine Months Ended
	September 28, 2014	September 29, 2013
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$863	$(9,948)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,987	9,355
Deferred income taxes
Stock-based compensation expense	1,235	1,452
Deferred revenue recognized	(6,493)	(6,000)
Deferred loan costs recognized	58	58
Gain on the sale of assets	(4)	(1,645)
Provision for excess and obsolete inventory	897	1,021
Goodwill impairment	-	6,900
Other noncash items	(135)	549
Contributions to pension plans	(907)	(477)
Changes in operating assets and liabilities:
Accounts receivable	(23,041)	(7,931)
Inventory	(1,955)	(4,656)
Prepaid expenses and other assets	(835)	535
Accounts payable	22,993	9,888
Accrued and other liabilities	5,376	31
Net cash provided by (used in) operating activities	6,039	(868)
Cash flows from investing activities:
Capital expenditures	(4,462)	(3,092)
Proceeds from sale of assets	8	2,265
Net cash used in investing activities	(4,454)	(827)
Cash flows from financing activities:
Net (payment) proceeds on Credit Facility	1,000	(5,974)
Common stock repurchases	(357)	(9)
Indirect repurchase of shares for minimum statutory tax withholdings	(420)	(565)
Cash dividends paid	(1,225)	(808)
Proceeds from issuance of common stock	4	-
Net cash used in financing activities	(998)	(7,356)
Net increase (decrease) in cash and cash equivalents	587	(9,051)
Cash and cash equivalents at beginning of period	18,674	18,664
Cash and cash equivalents at end of period	$19,261	$9,613

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Vice President & Treasurer